Exhibit 99.3

Sagebrush Gold Announces Acquisition of Red Rock and North Battle Mountain Exploration Rights in Northern Nevada

NEW YORK, June 8, 2011 – Sagebrush Gold, Ltd. (OTCBB: SAGE), announced today that the Company has acquired exploration leases on two Carlin-type gold properties, located in Red Rock Canyon and North Battle Mountain, Nevada, where it plans to commence gold exploration. The Company has acquired geologic maps, abundant rock and soil geochemistry, detailed gravity data, detailed aeromagnetic data for both properties as well as drill hole logs, assays, chips and core for the Red Rock property.

Sagebrush Gold’s Red Rock prospect is located at the intersections of three major gold trends. The first is the Battle Mountain Eureka Gold Trend which is a prolific gold belt containing at least 50 million known ounces of gold while the second, the Rabbit Creek Gold Trend, is a gold belt containing at least 40 million known ounces of gold. The third trend is known as the Caetano Caldera Trend and is a major crustal break that helped localize approximately 30+ million known ounces of gold.

Three large gold targets have been identified within the property occurring over a 4 mile area where rock and soil gold and associated trace element geochemical data indicate the potential for one or more major gold deposits. Additionally, surface gold, up to 0.38 ounces per ton (13.03 g/T), and shallow drilled gold have already been discovered on an adjoining property. The Red Rock property contains 269 contiguous unpatented load claims on 6 square miles.

The North Battle Mountain prospect is located along the Northern Nevada Rift, a gold belt containing at least 8 million known ounces of gold. The property contains 36 contiguous unpatented load claims on 1 square mile. The Company believes there is great potential for gold at North Battle Mountain based on two large gold and associated trace element anomalies discovered and gold-in-rock values ranging to 407 ppb (0.40 g/T) with significant overlapping values of arsenic, antimony, mercury, molybdenite, silver, lead, zinc, and tungsten. The presence of high zinc, antimony and arsenic are often above or distal to Carlin-type gold deposits.

“We are very excited to announce two new lease acquisitions in one of the most prolific gold regions in the world, North Central Nevada. We have acquired significant amounts of geologic data, samples and magnetic data on both properties that demonstrate tremendous potential for the discovery of significant amounts of gold,” commented Sagebrush Gold’s President, David Rector. “We have the utmost confidence in our Chief Geologist, Art Leger, and his exploration team’s resources to maximize the efficiency and effectiveness of our exploration activities. We plan to continue exploring North Central Nevada for other properties that have significant gold-bearing potential as we move forward.”

About Sagebrush Gold, Ltd.

Sagebrush Gold, Ltd. is a junior gold exploration, company focused on searching for world class resources and seeking out potentially significant gold exploration and development targets in Nevada’s leading gold districts. Sagebrush Gold, Ltd. also owns The Empire Sports & Entertainment Co., which specializes in the sports and entertainment promotions industry.

Legal Notice and Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

Investor Relations Contact:
Arthur Douglas & Associates, Inc.
Art Batson, CEO
407-478-1120
info@arthurdouglasinc.com